Exhibit 10.15


                              THE LOEWS CORPORATION
               INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

1. PURPOSE OF THE PLAN

   The purpose of The Loews Corporation Incentive Compensation Plan for Executive Officers (the "Plan") is to provide a means of rewarding certain executive officers of Loews Corporation (the "Corporation") who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.

2. ADMINISTRATION OF THE PLAN

   The administration of this Plan shall be vested in the Incentive Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the "Committee"), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as "outside directors" (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as currently proposed or as may from time to time be in effect (the "Regulations")). No member of the Committee shall be entitled to participate in this Plan.

3. PARTICIPATION IN THE PLAN

   Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

4. PERFORMANCE GOALS

   Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the consolidated after-tax net income of the Corporation and its subsidiaries excluding realized investment gains and losses ("Net Income") for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Net Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period.

5. AWARDS TO PARTICIPANTS

   Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative an aggregate formula for the later Performance Periods in the Multiple Award



Period based on the total of assigned percentages of Net Income for the then current and the prior Performance Periods included in the Multiple Award Period. The Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in
Section 4 for any Performance Period. The Committee shall set a maximum amount payable (the "Cap") for each Participant, which shall not exceed $3,000,000 per year.

6. PERFORMANCE PERIOD

   The Performance Period as to which awards may be made under this Plan shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. The Committee may designate Participants for future Performance Period awards, not to exceed three such periods (a "Multiple Award Period").

7. PAYMENT OF BONUS AWARDS UNDER THE PLAN

   (a) Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants.

   (b) Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

8. DEFERRAL OF PAYMENT OF AWARDS

   At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

9. SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

   (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, however, that the Committee may, in its sole discretion, when it finds that a waiver may be in the best interest of the Corporation, waive in whole or in part any or all of the provisions of this Section 9(a).

   (b) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant) shall receive a bonus award which is prorated to the date of cessation of employment.

                                       A-2

   (c) Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10. AMENDMENTS

   The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes and, provided, further, that if Section 162(m) of the Code or the Regulations would require stockholder approval of such an amendment in order for payments under this Plan to be deductible then no such amendment shall be effective without such approval.

11. TERMINATION

   The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

12. MISCELLANEOUS

   (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

   (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

   (c) A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

   (d) This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

13. EFFECTIVE DATE

   This Plan shall be effective as of January 1, 1996, subject to the subsequent approval hereof by the Corporation's stockholders at the 1996 Annual Meeting of Shareholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

                                     A-3